Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SIGA TECHNOLOGIES, INC.

____________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

_______________________________________

SIGA Technologies, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is SIGA Technologies, Inc. The name under which the Corporation was originally incorporated was SIGA Pharmaceuticals, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 28, 1995.

SECOND: Article SEVENTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that this provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) from any transaction from which the director or officer derived an improper personal benefit

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SIGA Technologies, Inc. has caused this Certificate to be duly executed in its corporate name this 11th day of June, 2025.

SIGA TECHNOLOGIES, INC.

By: /s/ Larry Miller

Name: Larry Miller

Title: General Counsel & Secretary